Exhibit 10.28

December 22, 2005

Stephen A. Bogiages
12 Hill Top Road
Wellesley, MA 02982

RE:  Separation Agreement

RCN Telecom Services, Inc. (along with its parent companies, subsidiaries and affiliates, “RCN” or the “Company”), and Stephen A. Bogiages (“Employee”), mutually desire to enter into this Separation Agreement (“Agreement”).

Employee has carefully considered the terms and conditions of this Agreement, including the attached General Release and Waiver (“General Release”) and Employee understands that the General Release settles, bars and waives any and all claims and grievances that Employee may have or could possibly have against RCN as of the date of execution of the General Release.

NOW, THEREFORE, Employee and RCN for the good and sufficient consideration set forth below, the receipt and sufficiency of which consideration is hereby acknowledged and intending to be legally bound, agree as follows:

1.    The parties agree that effective December 12, 2005, Employee ceased to serve as General Counsel of RCN and as an officer and director of all affiliates of RCN, but Employee shall be retained on RCN’s active payroll until January 1, 2006 (the “Date of Separation”). Whether or not Employee signs this Agreement or the General Release:

(i)
Employee will be paid in full for all accrued but unpaid salary, accrued and unused vacation pay through the Date of Separation, that amount being paid in accordance with the Company's ordinary procedures for terminated employees;

(ii)
Employee shall receive prompt payment in full for reasonable and necessary business expenses incurred by him prior to the Date of Separation and owed to the Employee by RCN pursuant to RCN’s expense reimbursement policy; and

(iii)
Employee shall also receive any other accrued and vested benefits due to him under any employee benefit plans or programs of RCN as of the Date of Separation, except that Employee shall not be entitled to any payments under any severance plan or policy of RCN.

2.    Provided that Employee executes the General Release attached hereto on or after the Date of Separation and does not revoke such General Release and has not violated Sections 7, 8 or 9 of this Agreement prior to the date the applicable benefit or payment is to be provided or made, then RCN shall provide the following:

(i)	The Company shall pay to Employee $92,500 in a cash lump sum promptly after Employee’s General Release becomes irrevocable;

(ii)
Employee and his dependents shall be provided with health and welfare insurance coverage through the period ending July 31, 2006 under the same terms and conditions that the Employee and his dependents had on the Date of Separation (including cost sharing), as such terms and conditions may be modified from time to time generally for RCN's employees receiving such coverage, subject to such adjustments from time to time in Employee's contributions under the coverage and co-pays as may be applicable generally during this period to RCN's employees receiving such coverage;

(iii)
As of August 1, 2006 (so long as Employee is then participating in RCN medical and dental plans and consistent with the terms in subparagraph (ii) above), or any earlier date upon which RCN is unable to provide such continued health and dental coverage on commercially reasonable terms, Employee will be eligible for health insurance continuation coverage pursuant to the terms of Internal Revenue Code Section 4980B (“COBRA”);

(iv)
Employee shall receive prompt payment of a pro rata portion (based on the portion of 2005 Employee was employed by RCN) of the annual bonus for 2005 that he would otherwise have earned for 2005 as if he were employed by RCN through the bonus payment date, which shall be payable at the time bonuses are otherwise paid to RCN employees;

(v)
29,333 of the options to acquire RCN Stock (consisting of 4,768 ISOs and 24,565 NQOs) held by Employee shall remain outstanding (the “Continued Options”) and shall vest and become exercisable on May 24, 2006, if Employee has complied with his obligations under this Agreement. All other Options to acquire RCN Stock held by Employee shall terminate on January 1, 2006. Any portion of the Continued Options that have not previously been exercised will expire and terminate on August 23, 2006; and

(vi)
RCN shall pay up to $6,834 for cancellation fees and expenses related to the cancellation of the lease for Employee’s Virginia apartment and Employee hereby authorizes RCN to negotiate the termination of such lease.

(vii)	RCN shall pay Employee $3,926.25 for previously approved RCN Rewards reimbursement for university courses taken in the 2005 fall semester.

3.    Notwithstanding anything in this Agreement to the contrary, the Company may deduct any and all amounts required or authorized to be withheld by law from any payments due to be paid hereunder.

4.    Employee acknowledges and agrees the Employee is not entitled to any payments or benefits under the letter agreement dated April 7, 2005 by and between the Company and Employee (the “Letter Agreement”) or otherwise from the Company in connection with his separation from service.

5.    Employee agrees to return to RCN on or before the Effective Date, any and all of RCN's personal property used during Employee's employment including, without limitation, all keys in his control for his Virginia apartment, portable telephones, access cards, office keys, laptops, Blackberries, calling cards, credit cards, and pagers, together with all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of RCN or containing any trade secrets relating to RCN, except any personal diaries, calendars, rolodexes or personal notes or correspondence.

6.    Until August 1, 2006, Employee agrees to be reasonably available to cooperate and participate in any matters that have arisen during the time in which Employee was employed. In addition, Employee agrees that he will at all times fully cooperate in any litigation in which RCN may become involved. Such cooperation shall include Employee making himself available, upon the request of RCN, to provide truthful, accurate and complete information at depositions, court appearances and interviews by Company's counsel. To the maximum extent permitted by law, Employee agrees that he will notify RCN if he is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against RCN or by any agent or attorney of such person. RCN agrees to reimburse Employee for any reasonable business expenses associated with such cooperation.

7.    Except in the performance of his duties during the period of his employment or his obligations under this Agreement, Employee agrees not to, at any time, divulge to any person, firm, corporation or any other entity, information not in the public domain received by Employee during the course of Employee's employment with RCN with regard to customers, prospects, pricing, marketing information, personnel matters, financial matters, business accounts and records, corporate documentation or structure, business strategy or any other information relating to the affairs of RCN, in any manner whatsoever, and all such information will be kept confidential by Employee and will not be revealed to anyone without the prior written permission of a duly authorized officer of RCN. Notwithstanding the foregoing, the parties agree that Employee may disclose confidential information to the extent necessary to comply with any law, court order or subpoena, or to any discovery request to which a response is required by law.

8.    During the period ending July 31, 2005, Employee shall not (i) own, engage in, become associated with or render services or provide advice to, in each case, in any capacity (including without limitation, as a shareholder, member, partner, employee consultant, officer or director) any business or operation that competes in any way with the business or operations of RCN or (ii) solicit, encourage to leave or hire, in each case, on Employee’s behalf or on behalf of any other person, any person employed by RCN or any person who was an exclusive consultant of RCN at the time of such action or within the one year period immediately preceding such action.

9.    Employee agrees that he shall not, directly or indirectly, disparage RCN, its affiliates or their directors, officers or employees and shall not make any public comments or statements regarding RCN without the prior written approval of RCN’s Chief Executive Officer. RCN agrees that it shall not, directly or indirectly, disparage Employee and shall not make any public comments or statements regarding Employee without his prior written approval. Furthermore, Employee shall not communicate with any employee, creditor, stockholder, director of RCN, or prospective acquiror of RCN’s assets or securities concerning RCN’s business without the prior written approval of RCN’s Chief Executive Officer.

10.    In the event of any breach or threatened breach of any of Sections 5, 7, 8 or 9, Employee agrees that RCN, in addition to any other remedies it may have (including, without limitation, the cancellation of any payment or benefit referenced in Section 2, above), shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and Employee expressly acknowledges that damages would be an inadequate and insufficient remedy for any such breach or threatened breach.

11.    Neither the making of this Agreement nor anything contained in the General Release shall in any way be construed or considered to be an admission by RCN of non-compliance with any law or admission of any wrongdoing whatsoever.

12.    Employee represents and warrants that he has not filed, caused to be filed, or permitted to be filed on Employee's behalf, any charge, complaint or action before any federal, state or local administrative agency or court against RCN or filed any grievance against RCN. Employee agrees that he will not submit this Agreement as evidence of any kind of liability by RCN, other than for the enforcement of the terms of this Agreement, and that this Agreement is not relevant or material with respect to any issue of wrongdoing or liability on the part of RCN.

13.    Should any provision of this Agreement or the General Release be challenged by Employee or his representatives and declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect; provided, however, that if the General Release becomes null and void, Employee will be required to return any and all payments received under Section 2 of this Agreement and shall not be entitled to receive any further payments or benefits under this Agreement. The parties acknowledge that the Company is terminating employment of Employee for reasons other than for Just Cause (as defined in the Letter Agreement), and this Agreement is being entered into in the ordinary course of business, as in its business judgment it is beneficial for all the entities included under “RCN”. Employee acknowledges that absent execution of the General Release, he would not be entitled to the payments and benefits set forth in Section 2.

14.    The parties have read and have fully considered the Agreement and are mutually desirous of entering into such Agreement. Employee agrees that neither the Agreement, nor the General Release will be subject to any claim of mistake of fact or duress. Having elected to execute the Agreement, to fulfill the promises set forth herein, and to receive the benefits set forth with the Agreement, Employee freely and knowingly, and after due consideration, agrees to sign the General Release intending to waive, settle and release all claims Employee has against RCN from the beginning of the world to the date of the executed General Release.

15.    Both parties agree that the provisions, terms and conditions of the Agreement are to be held in strict confidence. The parties agree not to disclose, or cause their attorneys or agents to disclose, the terms hereof, except (i) as may be specifically permitted in writing by the other party; (ii) as either party may be compelled to do so by a court order or as required by state or federal law; or (iii) to accountants or other professionals who advise the parties with respect to legal, financial or tax matters. In addition, Employee may disclose the terms of this Agreement to his immediate family members, defined as his spouse, parents and children, but Employee will be liable for any disclosures of such information by any of his family members.

16.    This Agreement shall be governed by the laws of the Commonwealth of Virginia, notwithstanding conflict of law principles.

17.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.    This Agreement is entered into between RCN and Employee for the benefit of each of RCN and Employee. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and RCN. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.    This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof except as otherwise provided herein.

20.    This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

21.    Employee waives any right to reinstatement of employment or future employment with RCN and agrees not to knowingly apply for future employment with RCN.

WHEREFORE, the parties voluntarily and knowingly execute this Agreement as of the date set forth above.

EMPLOYEE	RCN Telecom Services, Inc.

Stephen A. Bogiages	Name:
Title:

EXHIBIT A

GENERAL RELEASE AND WAIVER

WHEREAS, Stephen Bogiages (“Employee”) and RCN Telecom Services, Inc. (“RCN” or the “Company”) are parties to an Agreement dated December 22, 2005 (the “Separation Agreement”);

WHEREAS, the parties agree that the Employee’s employment with the Company has been terminated for reasons other than for Just Cause (as defined in the letter agreement dated April 7, 2005 by and between RCN and Employee (the “Letter Agreement”)), and the Employee is entitled to receive certain payments and benefits pursuant Section 2 of the Separation Agreement (such payments and benefits referred to herein as the “Termination Benefits”);

WHEREAS, it is a condition to the obligation of the Company to pay the Termination Benefits to the Employee that the Employee execute and deliver to the Company, and not revoke, this General Release and Waiver, (the “General Release”).

NOW, THEREFORE, in consideration of the payment to the Employee of the Termination Benefits, each of the Employee and the Company hereby agree as follows:

1.    THE EMPLOYEE, ON HIS OWN BEHALF AND ON BEHALF OF HIS AGENTS, REPRESENTATIVES, ASSIGNS, HEIRS, EXECUTORS AND ADMINISTRATORS (COLLECTIVELY, THE “EMPLOYEE RELEASORS”) HEREBY RELEASES, REMISES AND ACQUITS THE COMPANY, ITS PARENT AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, AGENTS, EMPLOYEES, CONSULTANTS, INDEPENDENT CONTRACTORS, ATTORNEYS, ADVISERS, SUCCESSORS AND ASSIGNS, AND EMPLOYEE BENEFIT PLANS (COLLECTIVELY, THE “COMPANY RELEASEES”), JOINTLY AND SEVERALLY, FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, CHARGES, COMPLAINTS, DEMANDS, COSTS, RIGHTS, LOSSES, DAMAGES AND OTHER LIABILITY WHATSOEVER, KNOWN OR UNKNOWN (COLLECTIVELY, THE “CLAIMS”), WHICH THE EMPLOYEE HAS OR MAY HAVE AGAINST ANY COMPANY RELEASEE THAT ARISES OUT OF OR IN CONNECTION WITH, OR RELATES TO, ANY FACT, EVENT, CIRCUMSTANCE, OCCURRENCE OR RELATIONSHIP AMONG THE EMPLOYEE AND ANY COMPANY RELEASEE OCCURRING OR EXISTING ON OR PRIOR TO THE DATE HEREOF, INCLUDING BUT NOT LIMITED TO, CLAIMS UNDER OR IN RESPECT OF ANY OF THE UNITED STATES AGE DISCRIMINATION IN EMPLOYMENT ACT, THE UNITED STATES AMERICANS WITH DISABILITIES ACT OF 1990, THE UNITED STATES FAMILY AND MEDICAL LEAVE ACT OF 1993, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT OF 1988, TITLE VII OF THE UNITED STATES CIVIL RIGHTS ACT OF 1964, 42 U.S.C. § 1981, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, D.C. HUMAN RIGHTS ACT, ILLINOIS HUMAN RIGHTS ACT, THE NEW JERSEY LAW AGAINST DISCRIMINATION, THE NEW JERSEY CONSCIENTIOUS EMPLOYEE PROTECTION ACT, MASSACHUSETTS FAIR EMPLOYMENT PRACTICES ACT, NEW YORK HUMAN RIGHTS LAW, THE PENNSYLVANIA HUMAN RIGHTS ACT, WASHINGTON STATE LAW AGAINST DISCRIMINATION, VIRGINIA HUMAN RIGHTS ACT, CLAIMS FOR WRONGFUL DISCHARGE, CLAIMS FOR PAYMENTS UNDER THE LETTER AGREEMENT, BREACH OF CONTRACT, TORT, COMMON LAW OR ANY OTHER UNITED STATES FEDERAL, STATE, OR LOCAL LAW. THE EMPLOYEE FURTHER AGREES THAT THE EMPLOYEE WILL NOT SEEK OR BE ENTITLED TO ANY PERSONAL RECOVERY IN ANY ACTION THAT MAY BE COMMENCED ON EMPLOYEE'S BEHALF. THIS RELEASE IS FOR ANY RELIEF, NO MATTER HOW DENOMINATED, INCLUDING, BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WAGES, BACK PAY, FRONT PAY, COMPENSATORY DAMAGES, AND PUNITIVE DAMAGES. NOTWITHSTANDING THE FOREGOING, THIS RELEASE SHALL NOT APPLY TO ANY EXCLUDED CLAIMS (AS DEFINED BELOW).

2

2.    THE EMPLOYEE ACKNOWLEDGES THAT HE WOULD NOT RECEIVE THE TERMINATION BENEFITS EXCEPT FOR HIS EXECUTION OF THIS GENERAL RELEASE.

3.    In order to provide a full and complete release, Employee understands and agrees that this General Release is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in his favor against any of the Releasees and that this General Release extinguishes those claims. Employee expressly waives all rights under California Civil Code Section 1542 or any statute or common law principle of similar effect in any jurisdiction. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

3

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Employee understands and agrees that this General Release is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in his favor against any of the Releasees and that this Agreement extinguishes those claims.

4.    For purposes of this General Release, the term “Excluded Claim” means a Claim to enforce (x) any of the Employee’s rights under the Separation Agreement, (y) any of the Employee’s rights under any employee benefit plan of the Company qualified under Section 401 of the Internal Revenue Code of 1986, as amended, in which the Employee was a participant or under which the Employee has an accrued but unpaid a benefit, in either such case, immediately prior to the date hereof or (z) any rights the Employee may otherwise have for indemnification (it being specifically agreed that the Separation Agreement and this General Release do not confer any such rights).

5.    Knowing and Voluntary Waiver by the Employee. The Employee acknowledges that, by his free and voluntary act of signing below, the Employee agrees to all of the terms of this General Release and intends to be legally bound thereby.

6.    Acknowledgement of Employee’s Continuing Obligations. The Employee acknowledges and agrees that his obligations under the Separation Agreement shall continue in full force and effect after the date hereof in accordance with their terms.

7.    The Employee understands, agrees and acknowledges that:

a.
he has been advised and encouraged by the Company to have this General Release reviewed by legal counsel of the Employee’s own choosing and that he has been given ample time to do so prior to his signing this General Release;

4

b.	he has been provided at least forty-five (45) days to consider this Release and to decide whether to agree to the terms contained herein;

c.	the Company is providing Employee with the information in Attachment A to this General Release pursuant to the ADEA;

d.
he will have the right to revoke this General Release during the seven (7) day period following the date the Employee signs this General Release by giving written notice of his revocation to Theresa Perniciaro, Director, Employee Relations of the Company at 105 Carnegie Center, Princeton, NJ 08540 on or prior to the seventh day after the date the Employee signs this General Release and if Employee exercises his right to revoke this General Release, he will not be entitled to receive any of the Termination Benefits;

e.
the Separation Agreement will not become effective and the Termination Benefits provided therein will not be paid or provided to Employee until at least eight (8) days after Employee signs this General Release and will be paid only if Employee does not revoke this General Release pursuant to subsection (d) above (the “Effective Date”); and by signing this General Release, Employee represents that he fully understands the terms and conditions of this General Release and intends to be legally bound by them; and

5

f.
this General Release will become effective, enforceable and irrevocable seven (7) days after the date on which it is executed by Employee and provided it is not revoked by Employee during such seven day period.

8.    Governing Law. This General Release shall be governed by and construed in accordance with the laws of the State of Commonwealth of Virginia.

9.    Severability. The parties hereto intend that the validity and enforceability of any provision of this General Release shall not affect or render invalid any other provision of this General Release.

10.      Binding Agreement. This General Release shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns.

IN WITNESS WHEREOF, each of the Employee and the Company, by its duly authorized representative, has caused this General Release to be executed as of the ____ day of ____________, 2005.

Stephen Bogiages

RCN Telecom Services, Inc.

6

ATTACHMENT A

(A)	Severance is being offered to employees of the Company who are terminated in connection with the December 2005 reduction in force.

(B)
All employees who are being offered severance must sign this General Release and return it to their local Human Resources representative within 45 days after receiving it. Once the signed General Release is returned to the employee’s local Human Resources representative, employees have 7 days to revoke the General Release.

(C)
Attached as Attachment B is a listing of the job titles and ages of all individuals who were selected for the December 2005 reduction in force and therefore are eligible for severance, and the ages of all individuals in the same job classification or organizational unit who were not selected and therefore are not eligible for severance: